EXHIBIT 99.1

NEWS RELEASE

May 27, 2004

Contact:	Don P. Duffy Executive Vice President, Chief Financial Officer Onyx Acceptance Corporation (949) 465-3808 Email: investor@onyxco.com

ONYX ACCEPTANCE ANNOUNCES ITS
FIRST CASH DIVIDEND

FOOTHILL RANCH, Calif., May 27, 2004 /PRNewswire-FirstCall/ — Onyx Acceptance Corporation (Nasdaq: ONYX — news) announced today that its Board of Directors voted to declare the Company’s first cash dividend of $0.10 per share. The dividend will be paid on June 28, 2004 for shareholders of record as of June 14, 2004.

“Declaring a dividend demonstrates the board’s confidence in the company’s long-term growth opportunities and financial strength. We are especially pleased to be able to return profits to our shareholders, while maintaining our investment in product expansion and technology and satisfying our long-term capital requirements,” said John Hall, chief executive officer.

“We believe that the dividend will make Onyx stock even more attractive to a broader range of investors. We see attractive potential for growth in our sector and remain committed to attracting investors who share this enthusiasm and take a long-term view of the company’s growth opportunities,” Hall said.

This news release contains forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including statements regarding the monthly cash flows, the Company’s revenue and growth opportunities and investment in product expansion and technology. Other important factors are detailed in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2004 and on the annual report on Form 10-K for the year ended December 31, 2003.

Onyx Acceptance Corporation is a specialized automobile finance company based in Foothill Ranch, CA. Onyx provides financing to franchised and select independent dealerships throughout the United States.

For information about Onyx Acceptance Corporation, please visit the Investor Relations section of our website at www.onyxco.com.